Exhibit 99.1
 Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380

PRESS RELEASE

Release Date: January 11, 2008

Contact:	Ms. Judith Barber
Corporate Secretary

BANK OF SMITHTOWN ELECTS NEW DIRECTOR

Smithtown, N.Y., January 11, 2008 - George Duncan has been elected to the boards of directors of Bank of Smithtown and Smithtown Bancorp (NASDAQ: SMTB). He was elected to fill the vacancies as created by the recent retirement of Ms. Augusta Kemper from both boards.

Mr. Duncan has worked for a variety of public and private companies in maritime transportation management. Throughout his career, he has been involved in the shipping of various types of cargo, including oil and coal. He has also been involved with credit facilities and other types of financial arrangements connected to shipping, including credit facilities for the purchase of large cargo vessels.

Mr. Duncan was also elected to serve on the Trust Committee of the Bank’s board.

Brad Rock, Chairman of the Company’s board of directors, said: “George Duncan has been a shareholder for many years and is well-known to all of our board members. His experience in financial matters will be a benefit to the board, and we are pleased and honored to have him join us.”

Mr. Duncan currently lives in Blue Point, New York, with his wife, Ann. They have two sons, George, Jr., and Neil.